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EXHIBIT 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        Schlumberger Data & Consulting Services hereby consents to (i) the use of its reports regarding the proved oil and natural gas reserve quantities of North Coast Energy, Inc. ("North Coast") in the consolidated financial statements of North Coast for the years ended December 31, 2002 and 2003 and for the nine month period ended December 31, 2001, included in the Registration Statement on Form S-1 and related Prospectus of EXCO Resources, Inc. (including any amendments thereto), and (ii) the reference to its name in the section of the Prospectus captioned "Independent Petroleum Engineers."

SCHLUMBERGER DATA & CONSULTING SERVICES

	By:	/s/ JOSEPH H. FRANTZ, JR. Joseph H. Frantz, Jr. Operations Manager Consulting Services Eastern U.S.
Pittsburgh, Pennsylvania November 23, 2005

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS